Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

TNL MEDIAGENE (NASDAQ: TNMG) - US $6,250,000 BINDING RESCUE RECAPITALIZATION

This Securities Purchase Agreement (this “Agreement”) is made as of October 19, 2026 (the “Effective Date”), by and between Vector Advisory Partners LLC, a Wyoming limited liability company (“Vector”), and TNL Mediagene, an exempted company incorporated under the laws of the Cayman Islands whose ordinary shares are listed on the Nasdaq Capital Market under the symbol TNMG (the “Company” or “Seller”). Vector and Seller are each a “Party” and together the “Parties.” Vector may designate an affiliate or acquisition special purpose vehicle to acquire the Preferred Shares only with the Company’s prior written consent, which may be withheld in the Company’s sole discretion, and only if the proposed designee completes all required KYC, beneficial-ownership and sanctions review, provides evidence of sufficient funds reasonably satisfactory to the Company and executes a joinder agreeing to be bound by this Agreement. Vector and any approved designee shall be referred to collectively as “Buyer,” and Vector shall remain jointly and severally liable for all obligations of Buyer under this Agreement.

RECITALS. Seller is evaluating a proposed investment of equity to support stockholders’ equity and Nasdaq compliance, address certain financing obligations, and stabilize operations. Buyer desires to purchase, for an aggregate purchase price of US $6,250,000, newly authorized convertible preferred shares of the Company consisting of (i) Series A Convertible Preferred Shares, which shall be issued and fully funded at Closing and shall carry only those conversion and governance rights that may be exercised before receipt of the Requisite Approvals, and (ii) Series B Convertible Preferred Shares, which shall be issued and fully funded at Closing but shall not be convertible into ordinary shares or provide expanded governance rights unless and until the Requisite Approvals have been obtained. Solely upon consummation of the transactions contemplated by this Agreement (the “Closing”), Buyer shall have the right to designate one director to the board of directors of the Company.

Following receipt of the Requisite Approvals, the Parties anticipate implementing the conversion and governance rights of the Preferred Shares, including any additional director nomination or designation rights expressly approved in connection with the Requisite Approvals, in each case subject to the voting limitations set forth in this Agreement and Exhibit A. Any change of Seller’s legal name, ticker symbol, board composition beyond the Closing Director (as defined below), management appointments or RTO-related governance matters shall be subject to applicable law, Nasdaq requirements, Cayman Islands law and receipt of all required approvals. This Agreement is legally binding, subject to the approval, Closing and termination provisions below.

1.	PURCHASE AND SALE OF SECURITIES

1.1 Purchase Price and Securities. At Closing, Buyer shall purchase from Seller, and Seller shall authorize, create, issue and sell to Buyer, for an aggregate purchase price of Six Million Two Hundred Fifty Thousand Dollars (US $6,250,000) (the “Purchase Price”), newly designated convertible preferred shares of the Company consisting of (i) Series A Convertible Preferred Shares (the “Series A Preferred”) and (ii) Series B Convertible Preferred Shares (the “Series B Preferred” and, together with the Series A Preferred, the “Preferred Shares”). The allocation of the Purchase Price between the Series A Preferred and the Series B Preferred, the number of shares of each series, the original issue price, liquidation preference, fixed conversion ratios, transfer restrictions, voting rights and limitations and approval-gated rights shall be set forth in Exhibit A, which is incorporated into this Agreement (the “Preferred Share Terms”); provided that the Series B Preferred shall represent the portion of the investment that is intended to become convertible, and to carry any related expanded governance rights, only following receipt of the Requisite Approvals. The Preferred Shares shall be issued directly by Seller and entered in Seller’s register of members in the name of Buyer. No ordinary shares of the Company shall be issued to Buyer at or in connection with the Closing.

1.2 Economic Terms. The Preferred Shares shall have the rights, preferences, privileges and limitations set forth in the Preferred Share Terms. The Preferred Shares shall be convertible only at fixed conversion ratios set forth in the Preferred Share Terms, subject in all cases to the conversion limitations, approval requirements and Company confirmation rights set forth in Section 1.4 and the Requisite Approval provisions. The Preferred Shares shall be structured, to the extent reasonably practicable and subject to the Company’s auditor’s review, to support permanent-equity classification under IAS 32 or another accounting standard accepted by the Company’s auditor.

1.3 Voting Rights. Except with respect to the protective provisions set forth in Section 4(h) of Exhibit A, as otherwise required by the Companies Act or other applicable law, or as expressly provided in Exhibit A, the holders of Preferred Shares shall not be entitled, in their capacity as such, to vote on, consent to or otherwise participate in any matter submitted to a vote of, or for action by written consent of, the holders of Ordinary Shares, whether voting together with the holders of Ordinary Shares or as a separate class or series. Without limiting the foregoing, the Preferred Shares shall not vote on an as-converted basis on any matter submitted to the holders of Ordinary Shares.

1.4 Conversion. The Preferred Shares shall be convertible into ordinary shares of the Company only at fixed conversion ratios set forth in the Preferred Share Terms. Notwithstanding the foregoing, no Preferred Share shall be convertible, no conversion notice may be delivered and no conversion shall be effective, in each case to the extent that such conversion would require shareholder approval, Nasdaq approval or clearance, any approval required under Cayman Islands law, an amendment to the Company’s organizational documents, listing approval or any other approval or action that has not been obtained and become effective. The Company shall have no obligation to issue any ordinary shares upon conversion unless the Company has confirmed in writing that all applicable Requisite Approvals have been obtained, the ordinary shares issuable upon conversion are duly authorized and, to the extent required, reserved for issuance, and any required Nasdaq listing, notification, clearance or other acceptance has been obtained. Upon receipt of the Requisite Approvals, the conversion limitations applicable to the approved portion of the Preferred Shares shall cease to apply, and the Preferred Shares shall thereafter be convertible in accordance with the Preferred Share Terms and applicable law.

1.5 Requisite Approvals. “Requisite Approvals” means, collectively, to the extent required by applicable law, Nasdaq rules, Cayman Islands law, the Company’s organizational documents or the Preferred Share Terms: (i) shareholder approval of the issuance of ordinary shares upon conversion of the Preferred Shares in excess of any applicable Nasdaq threshold; (ii) shareholder approval of any change-of-control, voting or governance rights associated with the Preferred Shares; (iii) approval of any amendment to the Company’s organizational documents necessary to authorize or implement the Preferred Shares or the ordinary shares issuable upon conversion; (iv) Nasdaq review, clearance, listing approval, Listing of Additional Shares notification or other acceptance required for the issuance or listing of ordinary shares upon conversion; (v) any Cayman Islands corporate approvals, filings, registrations, certificates, amendments, resolutions or register-of-members instructions necessary to authorize, create, issue or convert the Preferred Shares; and (vi) any reverse split, share consolidation, increase in authorized share capital, reclassification or similar capital action necessary or advisable to implement the conversion, listing or Nasdaq-compliance mechanics contemplated by this Agreement.

1.6 Designated Purchaser. Vector may designate an affiliate or acquisition special purpose vehicle to receive the Preferred Shares only in accordance with the consent and other requirements set forth in the introductory paragraph of this Agreement. No designation shall relieve Vector of any obligation or liability under this Agreement, and Vector and the approved designee shall remain jointly and severally liable for the full and timely performance of all Buyer obligations. Buyer may not assign or transfer any board rights or other governance or control rights separately from the Preferred Shares without the Company’s prior written consent, and the Parties acknowledge that any such rights associated with the Preferred Shares are intended to be exercisable only by, and transferable only together with, the holder of the Preferred Shares.

1.7 Transfer Restrictions. Buyer may not sell, assign, pledge, hypothecate or otherwise transfer any Preferred Shares, ordinary shares issuable upon conversion of the Preferred Shares or related voting, conversion, nomination, designation or governance rights without the Company’s prior written consent, which may be withheld in the Company’s sole discretion, unless the proposed transferee has completed all KYC, beneficial-ownership, sanctions, securities-law and regulatory review reasonably required by the Company, has executed a joinder assuming the applicable obligations under this Agreement and the Preferred Share Terms, and the transfer complies with applicable securities laws, Nasdaq rules, Cayman Islands law and the Company’s organizational documents. Any board, management, voting, conversion or governance rights associated with the Preferred Shares may be transferred only together with, and not separately from, the Preferred Shares and only to a transferee approved by the Company in writing.. No registration rights are granted with respect to the Preferred Shares or ordinary shares issuable upon conversion except as expressly set forth in a separate written agreement signed by the Company.

2.	PURCHASE PRICE FUNDING, CORPORATE ACTIONS AND CLOSING

2.1 Purchase Price Funding. Concurrently with the execution and delivery of this Agreement, Buyer shall wire One Million Five Hundred Thousand Dollars (US $1,500,000) in immediately available funds directly to an account designated by Seller (the “Signing Payment”). The Signing Payment shall be non-refundable upon payment, shall be immediately available for Seller’s use without restriction, shall not be held in escrow and shall be credited dollar-for-dollar against the Purchase Price payable at Closing. At Closing, Buyer shall wire the remaining Four Million Seven Hundred Fifty Thousand Dollars (US $4,750,000) of the Purchase Price (the “Closing Payment”) in immediately available funds to the account or accounts specified in the final Closing Flow of Funds Memorandum. Any portion of the Closing Payment paid at Closing to a creditor, service provider or other payee on behalf of the Company in accordance with the final Closing Flow of Funds Memorandum shall be deemed a payment of the Purchase Price to or for the benefit of the Company.

2.2 Continuing Information and Cooperation. Buyer acknowledges that it has completed to its satisfaction all due diligence necessary to enter into this Agreement and irrevocably waives any right to terminate this Agreement, decline to consummate the Closing or condition its performance based on due diligence, confirmatory review or the adequacy or sufficiency of information made available before or after the Effective Date. During the period from the Effective Date through Closing, the Company shall continue to provide information reasonably requested by Buyer solely to facilitate Closing and post-Closing integration planning, in each case to the extent available and subject to applicable law, privilege, confidentiality obligations and reasonable procedures established by the Company. No such continuing review or request shall create or imply any diligence condition, bring-down condition or termination right in favor of Buyer.

2.3 Pre-Closing Preferred Share Authorization. Before Closing, the Company may prepare, file, submit, approve or cause to become effective only those corporate, Cayman Islands, register-of-members, preferred-share designation, constitutional, board, officer, transfer-agent, share-certificate, legal-opinion and related actions reasonably necessary to authorize, create and validly issue the Preferred Shares at Closing. Any name change, ticker-symbol change, RTO-related matter, issuance of ordinary shares upon conversion, additional governance rights or other approval-gated public-company action shall be governed by Section 2.5 and shall become effective only after receipt of the applicable Requisite Approvals, unless the Company expressly agrees otherwise in writing and the action is legally permitted at Closing.

2.4 Nasdaq and Regulatory Cooperation. The Company shall control the form, content, timing and strategy of any Nasdaq, SEC, Cayman Islands, shareholder, foreign private issuer or other regulatory notice, submission, filing, furnishing, application, response or communication relating to this Agreement or the transactions contemplated hereby. Buyer shall cooperate fully and promptly with the Company in connection with any such matter, including by providing information, certifications, questionnaires, beneficial-ownership information, director and officer information, source-of-funds information, sanctions and KYC information, and responses reasonably requested by the Company, Nasdaq, the SEC, Cayman counsel, the Company’s auditors or other advisors. Buyer shall not communicate with Nasdaq regarding the Company or the transactions contemplated by this Agreement without coordinating with the Company in advance, unless Buyer is advised by counsel that such communication is legally required. Closing shall be conditioned only on receipt, completion or effectiveness of those Nasdaq, Cayman Islands, SEC or other regulatory actions that are legally required to authorize and issue the Preferred Shares at Closing and appoint the Closing Director at Closing. If Nasdaq, the SEC, Cayman counsel, the Company’s auditors or another applicable regulator or advisor requires a material modification to the transaction structure, governance arrangements, Preferred Share Terms, timing, disclosure or filings that is not acceptable to the Company in its sole discretion, then the Company shall have no obligation to consummate the Closing and may exercise any applicable termination right under this Agreement.

2.5 Post-Closing Requisite Approvals. After Closing, the Company shall use commercially reasonable efforts to take such actions as are reasonably necessary to obtain the Requisite Approvals to the extent required for the conversion of the Preferred Shares, the issuance or listing of ordinary shares upon conversion, additional governance rights, name change, ticker-symbol change, RTO-related matters or other approval-gated rights. Such actions may include preparing, filing or furnishing with the SEC, if required, a Form 6-K, Form 8-K (if then applicable to the Company), proxy statement, information statement, notice of meeting, circular or other foreign private issuer, shareholder or public disclosure materials; responding to SEC or Nasdaq comments; mailing, publishing or otherwise furnishing materials to shareholders; convening and holding a shareholder meeting or obtaining a valid written consent if permitted; and submitting the proposal or proposals required for the applicable Requisite Approvals. The Company shall use commercially reasonable efforts to obtain the Requisite Approvals by the outside date set forth in the Preferred Share Terms, subject to SEC or Nasdaq comments, Cayman Islands law, fiduciary duties, listing requirements and other legal or practical constraints. The cooperation, Company-control and Buyer-information obligations in Section 2.4 shall apply to the Requisite Approval process. The failure to obtain the Requisite Approvals shall not invalidate the issuance of the Preferred Shares at Closing, shall not require redemption, repurchase, rescission, unwinding, penalty payments, premium payments, make-whole payments or additional consideration by the Company and shall not cause any approval-gated conversion, board designation, management, nomination or other governance rights to become exercisable. If the Requisite Approvals are not obtained, the Preferred Shares shall remain outstanding in accordance with the Preferred Share Terms as non-converting preferred equity to the extent conversion is not then permitted, and the Company may, but shall not be required to, resubmit any approval proposal if approved by its board. Nothing in this Agreement shall require the Company’s board to recommend approval, continue to recommend approval or take any action that the board determines, after consultation with counsel, would be inconsistent with its fiduciary duties.

2.6 Signing-to-Closing Period; Closing Funding. The Closing shall occur on the date mutually agreed in writing by the Parties, which date may be any date on or before the tenth calendar day after the Effective Date, following satisfaction or, to the extent legally permissible, waiver of the conditions in this Agreement. If the tenth calendar day after the Effective Date is not a Business Day, the latest permitted Closing date shall be the next Business Day. During the period between signing and Closing, Seller shall use commercially reasonable efforts to complete the corporate and filing mechanics necessary to authorize and issue the Preferred Shares at Closing, including the filing or effectiveness of any Cayman Islands certificate, designation, amendment, resolutions, register-of-members instruction or other preferred-share authorization document required to create the Preferred Shares and permit their valid issuance at Closing. At Closing, Buyer shall wire the Closing Payment of Four Million Seven Hundred Fifty Thousand Dollars (US $4,750,000) in immediately available funds in accordance with Section 2.1 and the final Closing Flow of Funds Memorandum. If any condition legally required to authorize and issue the Preferred Shares at Closing or appoint the Closing Director at Closing has not been satisfied or, to the extent legally permissible, waived by the scheduled Closing date, the Closing shall be deferred only until such condition has been satisfied or waived, unless this Agreement is earlier terminated in accordance with Section 8.1. For the avoidance of doubt, completion of the post-Closing Requisite Approval process contemplated by Section 2.5 shall not be a condition to Closing unless such approval is legally required to issue the Preferred Shares or appoint the Closing Director at Closing. “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable law to close.

2.7 Simultaneous Closing. Except for the Signing Payment, no funds, issuance of Preferred Shares, register entries, Closing Director appointment, financing releases, legal opinions, bank-control documents or other Closing deliverables shall be released, filed or become effective unless all Closing deliveries occur simultaneously upon consummation of the Closing pursuant to the Closing Flow of Funds Memorandum; provided that, before Closing, Seller may file, submit or cause to become effective any Cayman Islands certificate, designation, amendment, resolutions or other preferred-share authorization document required to create the Preferred Shares and permit their valid issuance at Closing. No ordinary shares shall be issued upon conversion of the Preferred Shares, and no approval-gated governance rights shall become effective, unless and until the applicable Requisite Approvals have been obtained.

3.	FLOW OF FUNDS; FINANCING CLEANUP

3.1 Flow of Funds Memorandum. The Closing Payment shall be distributed solely under a final written Closing Flow of Funds Memorandum mutually approved by Buyer and Seller. Direct payments to creditors or other payees jointly approved by Buyer and Seller on Seller’s behalf shall be deemed payment of the Purchase Price to Seller. The final Closing Flow of Funds Memorandum shall be conformed to binding payoff letters, approved transaction expenses, required Nasdaq equity capitalization and the Company’s working-capital needs, and shall specify the final amounts and wire instructions for each disbursement. The Signing Payment shall not be subject to the Closing Flow of Funds Memorandum.

3.2 Financing Cleanup. As a condition to Closing, Seller shall use commercially reasonable efforts to obtain binding payoff, termination, cancellation, waiver and release documentation for the instruments identified on Schedule 3.2, in each case in form and substance reasonably satisfactory to both Parties. Schedule 3.2 shall identify those releases, if any, that are conditions to Closing. Failure to obtain a release for any instrument not identified on Schedule 3.2 as a condition to Closing shall not prevent Closing if the instrument does not materially impair the Preferred Shares or Buyer’s agreed rights under this Agreement. Seller shall not be required to make any payment or accept any term not reflected in the mutually approved Closing Flow of Funds Memorandum.

3.3 Working Capital and Repurchase Reserve. After approved payoffs and transaction expenses, the remaining Purchase Price shall be retained by the Company as permanent equity and working capital. At least US $750,000 shall be reserved for the initial operating transition unless Buyer approves otherwise. Up to US $800,000 may be designated after Closing as a discretionary issuer-repurchase reserve, but no repurchase may occur without post-Closing board approval, compliance with Cayman and US securities laws, absence of material nonpublic information, and maintenance of adequate Nasdaq stockholders’ equity, public float, liquidity and holder requirements.

3.4 No Registration Rights. Except as expressly set forth in a separate written agreement signed by the Company, the Company shall have no obligation to register for resale, qualify, list or otherwise facilitate the resale of any Preferred Shares or ordinary shares issuable upon conversion of the Preferred Shares, other than obtaining any Nasdaq listing, notification, clearance or other acceptance required for issuance of ordinary shares upon conversion following receipt of the Requisite Approvals.

4.	CONTROL, GOVERNANCE AND INTERIM COVENANTS

4.1 Board and Management. At Closing, the Company’s board shall be reconstituted solely to the extent necessary to appoint one individual designated by Buyer to serve as a member of the board of directors of Seller (the “Closing Director”), subject to Nasdaq and Cayman requirements, applicable law, the Company’s organizational documents and completion of customary director and officer questionnaires, background checks and other diligence reasonably required by the Company. The identity and qualifications of the Closing Director shall be provided sufficiently in advance of Closing for the Company to complete customary diligence and determine compliance with applicable law, Nasdaq rules and committee-independence requirements. Any additional director nomination, designation or appointment rights, the appointment of any Buyer-designated executive officers, any change in board majority or control, and any related governance arrangements shall become effective only following receipt of the applicable Requisite Approvals and only to the extent expressly set forth in the approved Preferred Share Terms or other definitive documentation approved by the Company.

4.2 Closing Governance; Post-Approval Rights. Effective only upon Closing and simultaneously with release of the Closing Payment, Seller shall issue and register the Preferred Shares in favor of Buyer and appoint the Closing Director. Any ordinary-share issuance upon conversion of the Preferred Shares, additional board designation or nomination rights, management appointments, name change, ticker-symbol change, bank-control changes, RTO-related governance matters or other approval-gated rights shall become effective only after receipt of the applicable Requisite Approvals and satisfaction of any related conditions set forth in the approved preferred-share terms or other definitive documentation approved by the Company.

4.3 Closing Director Resignation and Eligibility. As a condition to the appointment of the Closing Director, Buyer shall cause the Closing Director to deliver to the Company an executed resignation letter, in form reasonably satisfactory to the Company, effective automatically upon the earliest to occur of: (i) Buyer and its permitted transferees ceasing to hold the minimum ownership threshold specified in the Preferred Share Terms; (ii) the Closing Director becoming legally disqualified, sanctioned, subject to a Nasdaq objection or no longer eligible to serve under applicable law, Nasdaq rules, Cayman Islands law or the Company’s governance policies; (iii) Buyer’s material breach of its disclosure, KYC, sanctions, cooperation or transfer covenants under this Agreement that remains uncured after written notice and a reasonable cure period; (iv) a court, governmental authority, Nasdaq or other regulator requiring or requesting the resignation or removal of the Closing Director; or (v) any other event specified in the Preferred Share Terms. Buyer shall designate only individuals who satisfy applicable director independence, qualification, disclosure and eligibility requirements and who complete all questionnaires, background checks and certifications reasonably requested by the Company.

4.4 Standstill and Reserved Matters. From the Effective Date until Closing or termination, Seller shall use commercially reasonable efforts to operate in the ordinary course consistent with past practice, subject to available liquidity and the board’s fiduciary duties. Without Buyer’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, Seller shall not take any action outside the ordinary course that would materially and adversely impair the Preferred Shares or prevent consummation of the transaction. Notwithstanding the foregoing, no consent shall be required for (i) actions required by law, Nasdaq, the SEC or fiduciary duties, (ii) actions contemplated by this Agreement or disclosed to Buyer before signing, (iii) actions within an approved budget or existing contractual commitments, (iv) actions reasonably necessary in response to an emergency or to preserve liquidity or Nasdaq compliance, or (v) the Japan MBO, the Taiwan MBO and related transactions permitted by Section 4.5.

4.5 Subsidiary and Transaction Perimeter. Notwithstanding anything in this Agreement to the contrary, Seller and its representatives may evaluate, negotiate, approve, enter into and consummate (i) the proposed management buyout involving TNL Mediagene Inc., Mediagene Inc. and Infobahn Inc. and any related subsidiary disposition, asset transfer, intercompany settlement or ancillary transaction (collectively, the “Japan MBO”), (ii) the proposed management buyout involving the Company’s Taiwan business by Joey Chung and/or one or more of his affiliates, and any related subsidiary disposition, asset transfer, intercompany settlement or ancillary transaction (collectively, the “Taiwan MBO”), in each case without Buyer’s consent. Seller shall keep Buyer reasonably informed of material developments regarding the Japan MBO and the Taiwan MBO, provided that neither transaction prevents Seller from performing its obligations at Closing. At Closing, Seller shall deliver a schedule identifying the subsidiaries and material assets then remaining within the Company and the material debt, guarantees, liens and change-of-control consents applicable to them.

4.6 Exclusivity and Access. Until the earlier of Closing or termination, Seller shall not solicit, encourage, negotiate or enter into any competing financing, change-of-control, sale, merger, reverse merger, recapitalization or strategic transaction and shall promptly notify Buyer of any unsolicited inquiry. For the avoidance of doubt, the restrictions contained in this Section shall not apply to the Japan MBO, the Taiwan MBO or any related transactions or agreements, and Seller and its representatives may continue to solicit, evaluate, discuss, negotiate, enter into and consummate each of them without restriction under this Section 4.6. Seller shall provide Buyer and its representatives reasonable access to information material to the transaction, subject to applicable law, privilege, confidentiality obligations and reasonable procedures established by Seller.

5.	REPRESENTATIONS AND WARRANTIES

5.1 Buyer Representations. Buyer represents and warrants that it is duly organized and authorized to execute and perform this Agreement; has, and at Closing will have, sufficient funds to pay the full Purchase Price; is acquiring the Preferred Shares for lawful investment and strategic purposes; has not engaged any broker or finder whose fee may be charged to Seller unless disclosed in writing; and has provided, or before Closing will provide, complete and accurate information regarding Buyer, its affiliates, financing sources, beneficial owners, control persons, director nominees, management appointees and proposed designees required or reasonably requested for the Company’s SEC filings or furnished reports, foreign private issuer disclosures, Nasdaq submissions, Cayman filings, shareholder materials, press releases, public announcements, director and officer questionnaires, beneficial ownership analysis, KYC, sanctions and other compliance reviews. Buyer further represents that none of Buyer, any approved designee, their respective beneficial owners or any proposed director nominee is subject to sanctions, disqualification, “bad actor” disqualification, legal restraint or other restriction that would reasonably be expected to prevent the transactions contemplated by this Agreement or impair the person’s ability to serve in the proposed role. The representations and warranties in this Section shall survive Closing for twelve months, except those relating to authority, payment, fraud, willful misconduct, sanctions, disclosure accuracy, transfer restrictions and confidentiality matters, which shall survive for the applicable limitations period.

5.2 Seller Representations. Seller represents and warrants, except as disclosed in schedules delivered to Buyer, that: Seller is duly organized and authorized; this Agreement is binding; its capitalization records are true and complete in all material respects; the Preferred Shares will be duly authorized, validly issued, fully paid and non-assessable; all material SEC/Nasdaq matters, liabilities, defaults, litigation, taxes, debt, related-party balances, cash, bank accounts, material contracts and subsidiary obligations have been disclosed; financing cleanup documents will eliminate the designated overhang; and no undisclosed fact would reasonably be expected to prevent Closing, materially impair the Preferred Shares, the right to appoint the Closing Director or any other rights expressly granted to Buyer under this Agreement, or create a material adverse change.

6.	CONDITIONS AND CLOSING DELIVERIES

6.1 Buyer Conditions. Buyer’s obligation to close is conditioned upon: (i) receipt of all board, Cayman, Nasdaq and other approvals legally required to authorize and issue the Preferred Shares at Closing and appoint the Closing Director; (ii) filing, effectiveness or completion, as applicable, of any Cayman Islands certificate, designation, amendment, resolutions, register-of-members instruction, preferred-share terms or other authorization document required to create, authorize and validly issue the Preferred Shares at Closing, in form and substance reasonably satisfactory to the Company; (iii) receipt of Nasdaq written review, preclearance or confirmation legally required for the issuance of the Preferred Shares at Closing; (iv) receipt of auditor confirmation that the Preferred Shares will be classified as equity and will result in the intended pro forma stockholders’ equity treatment; (v) receipt of certified capitalization, fully diluted share-count, public-float and holder reports; (vi) receipt of a current register of members and customary transfer-agent confirmations and such customary confirmations from Cayman counsel as Buyer may reasonably request regarding the transactions contemplated by this Agreement; (vii) receipt of a 13-week cash-flow forecast and current bank statements; (viii) receipt of final consolidated debt, guarantee, change-of-control consent and subsidiary-perimeter schedules; (ix) effectiveness of the financing payoff, waiver, release and termination documentation contemplated by this Agreement, subject to Section 3.2; (x) the absence of any material adverse change, legal restraint, material undisclosed liability, material default or unwaived delisting impediment; and (xi) delivery of customary closing documents reasonably necessary to consummate the transactions contemplated by this Agreement. Buyer’s obligation to close is not subject to any due diligence, confirmatory review, financing or discretionary satisfaction condition. For the avoidance of doubt, receipt of the Requisite Approvals for conversion of the Preferred Shares, issuance of ordinary shares upon conversion or post-Closing governance rights shall not be a condition to Closing unless such approval is legally required to issue the Preferred Shares at Closing.

6.2 Seller Conditions and Deliveries. Seller’s obligation to close is conditioned upon: (i) Buyer’s representations and warranties being true and correct in all material respects as of Closing; (ii) Buyer’s performance in all material respects of its obligations under this Agreement, including payment of the Signing Payment in accordance with Section 2.1 and Buyer’s obligations to provide complete and accurate information for any SEC filing or furnishing, foreign private issuer disclosure, Nasdaq submission, Cayman filing, shareholder materials or public disclosure contemplated by this Agreement; (iii) receipt of the Closing Payment in immediately available funds; (iv) receipt of evidence reasonably satisfactory to Seller regarding the source and availability of the funds necessary to consummate the transaction; (v) receipt of all information reasonably requested by Seller regarding the beneficial ownership, control persons and financing sources of Buyer and any approved designee; (vi) completion of all applicable know-your-customer, sanctions, securities-law and other compliance reviews relating to Buyer, any approved designee and any proposed director nominee; (vii) receipt of all regulatory and governmental approvals required to be obtained by Buyer to consummate the transactions contemplated by this Agreement; (viii) delivery of completed director and officer questionnaires, independence and eligibility certifications, resignation letter and other information requested by Seller for the Closing Director and any other proposed director nominee or senior management appointee; (ix) delivery of Buyer’s signed closing documents and other customary closing deliverables; and (x) delivery of a written certification by Buyer that all Buyer-supplied information for the Company’s filings, furnished reports, submissions, shareholder materials and public disclosures is true, complete and not misleading in any material respect. At Closing, Seller shall deliver the Preferred Shares duly authorized, issued and entered in the register of members, applicable corporate approvals, amended constitutional or authorization documents, payoff, waiver and release agreements, officer’s certificate and such other customary closing deliverables as are reasonably necessary to consummate the transactions contemplated by this Agreement.

7.	CONFIDENTIALITY, TRADING, PUBLICITY AND COOPERATION

7.1 Confidentiality and MNPI. Subject to Section 7.2, the existence and terms of this Agreement and all diligence materials are confidential and may be disclosed only to representatives with a need to know, financing sources, regulators, Nasdaq, the SEC, courts or as required by law. Neither Party nor any recipient of material nonpublic information through them shall trade in TNMG securities while in possession of such information or recommend that others do so.

7.2 Publicity; Further Assurances. Seller shall issue a press release announcing the execution of this Agreement within one business day of the execution hereof and the transactions contemplated hereby. Seller shall prepare the initial draft and shall control the form, content and timing of such press release and any related public disclosure; provided that Seller shall furnish Buyer a draft sufficiently in advance of publication to afford Buyer a reasonable opportunity to review and comment, and Seller shall consider Buyer’s comments in good faith. Buyer shall not issue any press release or other public announcement concerning this Agreement or the transactions contemplated hereby without Seller’s prior written consent, except where Buyer’s counsel determines disclosure is legally required, in which case Buyer shall, to the extent legally permissible, consult with Seller in advance regarding the form, content and timing. The Company shall control the form, content, timing and strategy of any legally required SEC filing or furnishing, Form 6-K, Form 8-K (if then applicable to the Company), proxy statement, information statement, circular, Nasdaq submission, Cayman filing, shareholder communication or public disclosure concerning the Company or the transactions contemplated by this Agreement, subject to Buyer’s reasonable opportunity to review and comment on portions relating to Buyer, its affiliates, financing sources, beneficial owners, nominees or designees. Buyer shall provide all information and certifications reasonably requested by the Company for such filings, furnished reports, submissions, communications and disclosures and shall promptly correct or update any Buyer-provided information that becomes inaccurate or misleading in any material respect. The Parties shall execute the Closing Flow of Funds Memorandum, Preferred Share Terms, corporate approvals, notices, certificates and other documents reasonably necessary to implement this Agreement.

8.	TERMINATION, REMEDIES AND INDEMNIFICATION

8.1 Termination. This Agreement may be terminated before Closing: (i) by mutual written consent of the Parties; (ii) by Company if the Closing has not occurred by the tenth calendar day after the Effective Date (or, if such day is not a Business Day, the next Business Day), provided that Seller is not then in material breach of this Agreement; (iii) by either Party if a final, non-appealable legal restraint, Nasdaq determination or governmental order prevents consummation of the Closing; (iv) by either Party if the other Party materially breaches this Agreement and fails to cure such breach within five Business Days after written notice, if curable; (v) by the Company if Nasdaq, the SEC, Cayman counsel, the Company’s auditor or another applicable regulator or advisor requires a material modification to the transaction structure, governance arrangements, Preferred Share Terms, timing, disclosure or filings that is not acceptable to the Company in its sole discretion; or (vi) by the Company if the Company’s board determines, after consultation with counsel, that termination is required or advisable to comply with fiduciary duties or applicable law in connection with an alternative transaction, change in circumstances or other material development. Buyer shall have no right to terminate this Agreement based on due diligence, confirmatory review, financing availability or discretionary satisfaction with the transaction.

8.2 Remedies; Signing Payment. The Signing Payment is fully earned by Seller upon receipt and is non-refundable under all circumstances, including any termination of this Agreement, failure of any condition to Closing, failure of the Closing to occur or breach by either Party; provided that the Signing Payment shall be credited dollar-for-dollar against the Purchase Price if the Closing occurs. Retention of the Signing Payment shall not constitute liquidated damages, shall not be Seller’s exclusive remedy and shall not limit Seller’s right to specific performance, damages or any other remedy available at law or in equity for Buyer’s breach. If this Agreement is terminated before Closing in accordance with Section 8.1, neither Party shall have further liability under this Agreement except for the provisions relating to the Signing Payment, fraud, willful breach, confidentiality obligations and any provision that expressly survives termination. Specific performance shall be available to either Party if the conditions to the other Party’s obligation to close have been satisfied or waived and the other Party fails to close. Following Closing, the failure to obtain the Requisite Approvals shall not require redemption, repurchase or surrender of the Preferred Shares unless expressly provided in the Preferred Share Terms or another written agreement signed by the Company.

8.3 Indemnification. Each Party shall indemnify the other Party and its representatives for losses and reasonable legal fees arising from (i) that Party’s breach of its representations, warranties or covenants, or (ii) such Party’s fraud or willful misconduct, in the case of clause (ii), as finally determined by a court of competent jurisdiction. Without limiting the foregoing, Buyer shall indemnify Seller and its directors, officers, employees, advisors and representatives for losses and reasonable legal fees arising from any untrue statement of material fact or omission to state a material fact required to be stated or necessary to make the statements not misleading in any SEC filing or furnished report, foreign private issuer disclosure, Nasdaq submission, Cayman filing, shareholder materials, press release, public announcement, director or officer questionnaire, beneficial ownership analysis, closing certificate or other transaction document, in each case to the extent based upon written information supplied by or on behalf of Buyer, its affiliates, financing sources, beneficial owners, nominees or designees for inclusion therein or required to be supplied by Buyer under this Agreement. The indemnified party shall give prompt written notice of any third-party claim for which indemnification is sought, permit the indemnifying party to participate in the defense with counsel reasonably acceptable to the indemnified party and reasonably cooperate in the defense; provided that the indemnified party may control the defense of any claim involving its public filings, regulatory submissions, Nasdaq listing status, fiduciary duties, governance matters or conflicts between the parties. Neither Party shall settle any indemnified claim in a manner that imposes non-monetary obligations, admits wrongdoing or affects the other Party’s rights without that Party’s prior written consent. Neither Party shall be liable for punitive, special or consequential damages, except to the extent awarded to a third party. Seller shall have no indemnification obligation for liabilities reflected in the Company’s public filings, disclosed to Buyer in writing or otherwise taken into account in the mutually approved Closing Flow of Funds Memorandum.

9.	MISCELLANEOUS

9.1 Governing Law; Internal Affairs. This Agreement is governed by New York law, and the state and federal courts located in New York County, New York have exclusive jurisdiction, except that Cayman law governs Seller’s internal corporate affairs, authorization and issuance of the Preferred Shares and entries in the register of members.

9.2 Assignment; Entire Agreement. Buyer may assign this Agreement or any rights hereunder only in accordance with Section 1.6 and with the Company’s prior written consent. No assignment shall relieve Vector of any obligation or liability. Seller may assign this Agreement to an affiliate or successor in connection with a reorganization, merger or sale of substantially all of its assets, provided that the assignee assumes Seller’s obligations. This Agreement and, upon its execution, the Closing Flow of Funds Memorandum supersede all prior agreements, understandings and discussions concerning the transaction and may be amended only in a writing signed by both Parties. In the event of any conflict, this Agreement shall control. The contemplated post-Closing operating-company acquisition or RTO is a separate transaction requiring separate definitive documentation, SEC disclosure or registration as applicable and Nasdaq Rule 5110 review.

9.3 Counterparts. This Agreement may be executed in counterparts and by electronic signature, each deemed an original.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

BUYER:		SELLER / COMPANY:

VECTOR ADVISORY PARTNERS LLC		TNL MEDIAGENE

By:		By:
Name:	Kristin Martin	Name:	Lauren Zalaznick
Title:	Chief Executive Officer	Title:	Chair of TNL Mediagene Special Committee
Date:	October 19, 2026	Date:	October 19, 2026

Schedule 3.2 — Financing Cleanup Instruments

The convertible note amounts set forth below are calculated as of September 30, 2026 and will continue to bear interest through the date of payment; accordingly, such amounts are estimates.

Convertible Notes:
BOCN Sponsor cohort	$2,935,537
LLX Media	$336,333
Yi-Chuan Lin - Convertible note	$56,806
Lihi Technologies LLC	$28,090
Fees and Expenses:
Greenberg Traurig	$300,000
Imperial Capital	$200,000
Total	$3,856,766

Exhibit A — Preferred Share Terms

1. Purpose and Status. This Exhibit A summarizes the principal terms of the Series A Preferred and Series B Preferred to be issued by the Company at Closing for the aggregate Purchase Price. The Preferred Shares are intended to follow a two-series convertible preferred structure in which all Preferred Shares are issued and funded at Closing, limited rights may be exercisable before receipt of the Requisite Approvals, and conversion and any expanded governance rights are exercisable only after receipt of the applicable Requisite Approvals, in each case subject to the voting limitations set forth in this Exhibit A. This summary is intended to be implemented through the Company’s formal Cayman Islands corporate authorization documents, register-of-members entries, constitutional documents, preferred-share designation or other instruments approved by the Company and Cayman counsel.

2. Series A Preferred.

(a) Number of Shares. 938,257 Series A Preferred Shares.

(b) Purchase Price Allocation. US $1,561,719.35 of the Purchase Price shall be allocated to the Series A Preferred.

(c) Par Value / Original Issue Price. US $0.016 par value per Series A Preferred Share / US $1.66449 original issue price per Series A Preferred Share.

(d) Liquidation Preference. Unless otherwise approved by the Company, each Series A Preferred Share shall have a 1.0x non-participating liquidation preference equal to its original issue price, prior to any distribution to the holders of ordinary shares in respect of their ordinary shares, and shall not participate with the ordinary shares after payment of such liquidation preference.

(e) Conversion Ratio. Each Series A Preferred Share shall be convertible into one ordinary share, subject to the conversion limitations in the Agreement, the Requisite Approval provisions and applicable law.

(f) Voting and Other Pre-Approval Rights. Before receipt of the Requisite Approvals, the Series A Preferred shall have only those conversion and governance rights expressly provided in this Exhibit A and the Agreement. The Series A Preferred shall have no voting or written-consent rights except as provided in Section 4(f).

(g) Post-Approval Rights. Following receipt of the applicable Requisite Approvals, the Series A Preferred shall become convertible and otherwise operate in accordance with the Agreement and these Preferred Share Terms, solely to the extent approved and legally effective; provided that receipt of the Requisite Approvals shall not cause the Series A Preferred to acquire any voting or written-consent rights other than those expressly provided in Section 4(f).

3. Series B Preferred.

(a) Number of Shares. 2,816,647 Series B Preferred Shares.

(b) Purchase Price Allocation. US $4,688,280.65 of the Purchase Price shall be allocated to the Series B Preferred.

(c) Par Value / Original Issue Price. US $0.016 par value per Series B Preferred Share / US $1.66449 original issue price per Series B Preferred Share.

(d) Liquidation Preference. Unless otherwise approved by the Company, each Series B Preferred Share shall have a 1.0x non-participating liquidation preference equal to its original issue price, prior to any distribution to holders of ordinary shares in respect of their ordinary shares, and shall not participate with the ordinary shares after payment of such liquidation preference.

(e) Conversion Ratio. Each Series B Preferred Share shall be convertible into one ordinary share, subject to receipt of the Requisite Approvals, the conversion limitations in the Agreement and applicable law.

(f) Approval-Gated Conversion and Rights. The Series B Preferred shall be issued and fully funded at Closing but shall not be convertible into Ordinary Shares and shall not provide expanded board, management, nomination, designation, change-of-control or other governance rights unless and until the applicable Requisite Approvals have been obtained and become effective. The Series B Preferred shall have no voting or written-consent rights except as provided in Section 4(f), and receipt of the Requisite Approvals shall not cause the Series B Preferred to vote on an as-converted basis.

(g) Failure to Obtain Approvals. Failure to obtain the Requisite Approvals shall not invalidate the issuance of the Series B Preferred, shall not require redemption, repurchase, surrender, penalty payments, premium payments, make-whole payments or additional consideration by the Company and shall not cause any approval-gated conversion or governance right to become exercisable.

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4. Common Terms Applicable to Both Series.

(a) Perpetual Preferred Equity. The Preferred Shares shall be perpetual, non-puttable preferred equity with no stated maturity, no mandatory redemption and no holder put right.

(b) Dividends. The Preferred Shares shall not accrue or require any mandatory cash dividend. If the Company’s board of directors declares a dividend or other distribution payable upon the then-outstanding ordinary shares of the Company, whether in cash, in kind or in other securities or property, other than dividends payable solely in ordinary shares, then the holders of the outstanding Preferred Shares shall be entitled to receive the amount of dividends or distributions that would be payable in respect of the number of ordinary shares into which the Preferred Shares held by each such holder could be converted, without regard to any restrictions on conversion, including any Requisite Approval, Nasdaq, Cayman Islands, shareholder-approval, beneficial-ownership or other conversion limitation, such number to be determined as of the record date for determining holders of ordinary shares entitled to receive such dividend or distribution or, if no such record date is established, as of the date of such dividend or distribution. Any such participating dividends or distributions shall be payable at the same time as, and when, dividends or distributions on the ordinary shares are paid to the holders of ordinary shares.

(c) Fixed Conversion; No Variable Pricing. Conversion shall be only at fixed conversion ratios. The Preferred Shares shall not include any floating-price conversion feature, reset, ratchet, variable-price adjustment or similar anti-dilution right, other than customary adjustments for share splits, share consolidations, share dividends, recapitalizations or similar events, in each case only to the extent approved by the Company and compliant with Nasdaq rules and applicable law.

(d) No Conversion Without Company Confirmation. No conversion notice may be delivered, and no conversion shall be effective, to the extent the conversion would require any approval, authorization, listing, clearance, filing or action that has not been obtained or become effective. The Company shall have no obligation to issue ordinary shares upon conversion unless the Company has confirmed in writing that all applicable requirements in the Agreement have been satisfied.

(e) Nasdaq Compliance. The Preferred Shares and ordinary shares issuable upon conversion shall be structured to comply with Nasdaq rules, including applicable shareholder-approval, voting-rights, change-of-control, and listing requirements.

(f) Voting. Except with respect to the protective provisions set forth in Section 4(h), as otherwise required by the Companies Act or other applicable law, or as expressly provided in this Exhibit A, the holders of Preferred Shares shall not be entitled, in their capacity as such, to vote on, consent to or otherwise participate in any matter submitted to a vote of, or for action by written consent of, the holders of Ordinary Shares, whether voting together with the holders of Ordinary Shares or as a separate class or series. The Preferred Shares shall not vote on an as-converted basis.

(g) Governance Rights. At Closing, Buyer shall have the right to designate one Closing Director, subject to the Agreement, Nasdaq requirements, Cayman Islands law, Company governance policies, director eligibility requirements and delivery of the required resignation letter. Any additional director, management, nomination, designation, board-control, name-change, ticker-symbol, RTO-related or other governance rights shall be approval-gated and shall become effective only after receipt of the applicable Requisite Approvals and satisfaction of any related conditions in the Agreement.

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(h) Protective Provisions. So long as any Preferred Shares remain outstanding, the Company shall not, without first obtaining the approval of the holders of at least a majority of the outstanding Preferred Shares, voting together as a single class and, to the extent required by applicable law or the applicable preferred-share terms, voting as a separate series: (i) amend, alter, repeal or waive any provision of the Company’s constitutional documents, this Exhibit A, the preferred-share designation or any other instrument establishing the rights, preferences, privileges or limitations of the Preferred Shares in a manner that adversely affects the rights, preferences, privileges, powers or restrictions of the Preferred Shares; (ii) create, authorize, designate or issue any class or series of shares, or amend, alter or waive the rights of any existing class or series of shares, in each case in a manner that adversely affects the rights, preferences, privileges, powers or restrictions of the Preferred Shares; (iii) increase or decrease, other than by conversion in accordance with the Agreement and the Preferred Share Terms, the authorized number of Preferred Shares or the authorized number of shares of either series of Preferred Shares; or (iv) enter into any agreement or commitment to do any of the foregoing. For purposes of this provision, any action may be effected directly or indirectly, including by amendment, merger, consolidation, scheme of arrangement, recapitalization, reclassification, conversion, continuance, transfer, exchange, replacement or otherwise.

(i) Transfer Restrictions. The Preferred Shares, ordinary shares issuable upon conversion and related voting, conversion, nomination, designation and governance rights shall be subject to the transfer restrictions set forth in the Agreement. No governance right may be transferred separately from the Preferred Shares or to any person not approved by the Company in writing.

(j) No Registration Rights. No registration rights or resale facilitation rights are granted with respect to the Preferred Shares or any ordinary shares issuable upon conversion unless set forth in a separate written agreement signed by the Company.

(k) Accounting Intent. The Preferred Shares are intended to be structured, to the extent reasonably practicable and subject to the Company’s auditor’s review, to support permanent-equity classification under IAS 32 or another accounting standard accepted by the Company’s auditor.

(l) Cayman Implementation. The final rights, preferences, privileges and limitations of the Preferred Shares shall be implemented through formal Cayman Islands corporate authorization documents, constitutional documents, register-of-members entries, preferred-share designation or other instruments approved by the Company and Cayman counsel. In the event of any conflict between this Exhibit A and those formal instruments, the formal instruments shall control solely to the extent required by Cayman Islands law or the Company’s organizational documents, provided that no such instrument shall impose obligations on the Company materially more burdensome than those expressly approved by the Company in the Agreement.

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